SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/ / Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Section 14a-11(c) or Section 14a-12

                        SURGICAL LASER TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

5) Total fee paid:

   _____________________________________________________________________________


/_/ Fee paid previously with preliminary materials.

/_/ Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: _________________________________________________

    2) Form, Schedule or Registration Statement No.: ___________________________

    3) Filing Party: ___________________________________________________________

    4) Date Filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                   [SLT LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 1997

TO THE STOCKHOLDERS:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Surgical Laser Technologies, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 20, 1997 at 10:00 a.m., local time, at the offices of the Company's counsel, Duane, Morris & Heckscher, 4200 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103, for the following purposes:

          1. To elect five directors to serve until the 1998 Annual Meeting and until their respective successors are elected;

          2. To ratify the appointment of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 28, 1997; and

          3. To transact such other business as may properly come before the meeting and any adjournment thereof.

       Only stockholders of record at the close of business on April 15, 1997 are entitled to notice of and to vote at the meeting and any adjournment thereof.

       A copy of the Company's Annual Report for its fiscal year ended December 29, 1996 is being mailed to stockholders with this Notice.

       All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he has returned a proxy.

                                          By Order of the Board of Directors,

                                          Davis Woodward
                                          Secretary

Montgomeryville, Pennsylvania
April 18, 1997

                       SURGICAL LASER TECHNOLOGIES, INC.
            PROXY STATEMENT FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Surgical Laser Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held Tuesday, May 20, 1997 at 10:00 a.m., local time, and at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of the Company's counsel, Duane, Morris & Heckscher, 4200 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103. The Company's executive offices are located at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936. The Company's telephone number at that location is (215) 619-3600.

     These proxy solicitation materials were first mailed on or about April 18, 1997 to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     Stockholders of record at the close of business on April 15, 1997 are entitled to receive notice of and to vote at the Annual Meeting. At the record date, 9,883,727 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") were issued and outstanding.

     As of April 15, 1997, the following persons were known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock:

                                                                      NUMBER OF   PERCENT OF
                         NAME AND ADDRESS                              SHARES        CLASS
                         ----------------                            -----------  -----------
Kontron Instruments Holding N.V....................................      695,652        7.04%
Julianaplein 22
Curacao, Netherlands Antilles

Kennedy Capital Management, Inc....................................      615,584(1)     6.23%
10829 Olive Boulevard
St. Louis, MO 63141


------------------
(1) Information furnished by stockholder as of February 10, 1997.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any such notice of revocation should be sent to: Surgical Laser Technologies, Inc., 147 Keystone Drive, Montgomeryille, Pennsylvania 18936, attention: Davis Woodward, Secretary.

VOTING AND SOLICITATION

     On all matters presented to the Company's stockholders for a vote, the holders of Common Stock vote as a single class, and the holder of each share of Common Stock is entitled to one vote per share. The holders of Common Stock do not have cumulative voting rights in the election of directors.

     The affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the election of each director. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the ratification of the appointment of the independent auditors (the "Proposal").

     Abstention from voting will have the practical effect of voting against the Proposal since an abstention represents one less vote for the Proposal. Broker non-votes will have no effect on the Proposal since they will not represent shares entitled to vote thereon at the Annual Meeting. Abstentions and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Annual Meeting for the purpose of electing directors.

     The cost of this solicitation will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited on behalf of the Company by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the 1998 Annual Meeting of Stockholders must be received by the Company no later than December 20, 1997 in order that they may be included, subject to compliance with applicable federal securities laws and regulations, in the proxy statement and form of proxy relating to that meeting.

                             ELECTION OF DIRECTORS
NOMINEES

     Five directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director.

     The names of the nominees, and certain information about them as of April 15, 1997, are set forth below.

                                                                                                                DIRECTOR
                NAME OF NOMINEE                     AGE         PRINCIPAL OCCUPATION                             SINCE
                ---------------                     --          --------------------                            --------
Richard J. DePiano..............................     55   Chairman of the Board of Directors of the               1986
                                                            Company; Managing Director, The Sandhurst
                                                            Venture Fund
W. Keith Stoneback..............................     43   President and Chief Executive                           1996
                                                            Officer of the Company
Sheldon M. Bonovitz.............................     59   Vice Chairman and Partner, Duane, Morris &              1985
                                                            Heckscher, Counsel to the Company
Jay L. Federman.................................     59   Attending Surgeon and Co-Director of                    1987
                                                            Research, Wills Eye Hospital
Vincenzo Morelli................................     42   Chief Executive Officer, Kontron Instruments            1995
                                                            Holding N.V.

     Nominees elected as directors will serve until the 1998 Annual Meeting and until the due election of their respective successors.

     Except as set forth below, each of the nominees has been engaged in his principal occupation described above for the past five years. There are no family relationships among directors or officers of the Company.

     Richard J. DePiano has served as the Chairman of the Board of Directors of the Company since July 1995. Mr. DePiano has been the Chief Executive Officer of The Sandhurst Company, L.P. and the Managing Director of The Sandhurst Venture Fund since 1986. Since March 1997, Mr. DePiano also has served as Chief Executive Officer of Escalon Medical Corp., of which he is also a director.

     W. Keith Stoneback has served as President and Chief Executive Officer of the Company since August 1996. From 1988 until 1994, he served in several senior management positions for AMSCO International, Inc., a leading manufacturer and marketer of sterilizers, surgical tables, lights and decontamination equipment for the hospital and life science markets, most recently as Corporate Vice President, with responsibility for worldwide manufacturing, marketing and research and development for the capital equipment and supplies business. From November 1994 until joining the Company, Mr. Stoneback pursued personal investment and business-related interests.

     Sheldon M. Bonovitz has been a partner in the law firm of Duane, Morris & Heckscher, Philadelphia, Pennsylvania, since 1969, where he also serves as Vice Chairman and a member of the management committee. Mr. Bonovitz also serves as a director of Comcast Corporation and Mediq Incorporated. Mr. Bonovitz has also taught at the University of Pennsylvania Law School.

     Jay L. Federman, M.D. has been an attending surgeon and Co-Director of Research of Wills Eye Hospital, Philadelphia, Pennsylvania, since 1980. Dr. Federman was a founder of SITE Microsurgical Systems, Inc. and serves as a director of Escalon Medical Corp.

     Vincenzo Morelli has served as Chief Executive Officer and a director of Kontron Instruments Holding N.V. since 1993. From 1990 through 1992, Mr. Morelli served as Executive Vice President of

New Holland (ex-Geotech), a joint venture of Fiat and Ford Motor Company. From 1985 until 1990, Mr. Morelli served as President and Chief Operating Officer of General Electric Company's European Medical Systems Division.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of the Common Stock of the Company as of April 15, 1997 by each director, each executive officer named in the Summary Compensation Table below and by all directors and executive officers as a group. The persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the table and notes thereto.

                                                                              SHARES BENEFICIALLY OWNED
                                                                              -------------------------
                                  NAME                                          NUMBER         PERCENT
                                  ----                                          ------         -------
James R. Appleby, Jr.....................................................      450,050(1)       4.39%
Jay L. Federman..........................................................      330,203(2)       3.31%
Richard J. DePiano.......................................................      302,250(3)       3.02%
Terry A. Fuller..........................................................      202,200(4)       2.01%
Sheldon M. Bonovitz......................................................      172,581(5)       1.73%
Michael R. Stewart.......................................................       81,330(6)          *
Davis Woodward...........................................................       79,514(7)          *
Vincenzo Morelli.........................................................       40,000(8)          *
W. Keith Stoneback.......................................................            0             *
All directors and executive officers as a group (8 persons)..............    1,013,878(9)       9.79%

------------------
*  Less than one percent.

 (1) Includes 376,700 shares which Mr. Appleby has the right to acquire under outstanding stock options exercisable within 60 days after April 15, 1997 and 10,000 shares owned jointly with his wife. Information other than stock options is as of August 11, 1996, the date on which Mr. Appleby resigned as President, Chief Executive Officer and a director.
 (2) Includes 96,000 shares which Dr. Federman has the right to acquire under outstanding stock options exercisable within 60 days after April 15, 1997 and 12,499 shares owned by Dr. Federman's child. Dr. Federman disclaims beneficial ownership of such 12,499 shares.
 (3) Includes 137,250 shares which Mr. DePiano has the right to acquire under outstanding stock options exercisable within 60 days after April 15, 1997. Also includes 90,000 shares owned by Mr. DePiano's wife. Mr. DePiano disclaims beneficial ownership of such 90,000 shares.
 (4) Includes 184,700 shares which Dr. Fuller has the right to purchase under outstanding stock options exercisable within 60 days after April 15, 1997. Information other than stock options is as of November 5, 1996, the date on which Dr. Fuller resigned as Executive Vice President, Chief Operating Officer and a director.

 (5) Includes 77,250 shares which Mr. Bonovitz has the right to acquire under outstanding stock options exercisable within 60 days after April 15, 1997, 19,027 shares owned by Mr. Bonovitz' wife and 29,238 shares owned by trusts of which Mr. Bonovitz is trustee for the benefit of Mr. Bonovitz' children. Mr. Bonovitz disclaims beneficial ownership of the 48,265 shares owned by his wife and such trusts. Also includes 29,119 shares owned by the Marital Trust Under the Will of Robert H. Fleisher, Deceased. Mr. Bonovitz is one of the four trustees of such trust and disclaims beneficial ownership of such 29,119 shares.
 (6) Includes 74,900 shares which Mr. Stewart has the right to purchase under outstanding stock options exercisable within 60 days after April 15, 1997.
 (7) Includes 66,600 shares which Mr. Woodward has the right to purchase under outstanding stock options exercisable within 60 days after April 15, 1997.
 (8) Includes 15,000 shares held of record by Olive Branch Corp., a Liberian corporation controlled by members of Mr. Morelli's family. Mr. Morelli disclaims beneficial ownership of such shares. Also includes 20,000 shares which Mr. Morelli has the right to purchase under outstanding stock options exercisable within 60 days after April 15, 1997.
 (9) Includes 472,000 shares which such persons have the right to acquire under stock options exercisable within 60 days after April 15, 1997. Excludes shares beneficially owned by Messrs. Appleby and Fuller, who were not executive officers or directors of the Company as of April 15, 1997. See "Employment and Other Agreements."

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of twelve meetings during the fiscal year ended December 29, 1996. No director attended fewer than 75% of the total of all such meetings of the Board of Directors and meetings of the committees upon which such director served.

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee also serves as the Nominating Committee.

     The Executive Committee currently consists of directors Stoneback, Bonovitz and DePiano. The Executive Committee exercises the full authority of the Board of Directors between meetings of the Board of Directors. The Executive Committee did not meet in the fiscal year ended December 29, 1996.

     The Executive Committee, in its capacity as Nominating Committee, will consider stockholder nominations of candidates for director provided that the nominating stockholder furnishes the Secretary of the Company, not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders, written information about such candidate equivalent to the information concerning the candidates nominated by the Company's Board of Directors contained in the Company's proxy statement for the immediately preceding annual meeting of stockholders.

     The Audit Committee currently consists of directors DePiano and Federman. The Audit Committee reviews and evaluates the Company's accounting principles and its systems of internal accounting controls, addresses specific financial issues and takes action relating to the financial reporting of the Company. The Audit Committee held one meeting in the fiscal year ended December 29, 1996.

     The Compensation Committee currently consists of directors Bonovitz, DePiano and Federman. The Compensation Committee makes recommendations to the Board of Directors with respect to option grants under the Company's 1986 Incentive Stock Option Plan, 1986 Non-Qualified Stock Option Plan and Equity Incentive Plan and otherwise is responsible for administering such plans. The Compensation Committee also reviews other compensation plans and establishes methods of compensation. The Compensation Committee held four meetings in the fiscal year ended December 29, 1996.

DIRECTOR COMPENSATION

     Each director of the Company who is not an officer or employee of the Company (an "Outside Director") receives an annual retainer of $15,000 and a fee of $500 for each committee meeting attended other than meetings held in conjunction with meetings of the Board of Directors.

     The Company also maintains a Stock Option Plan for Outside Directors (the "Outside Director Plan"), pursuant to which: (a) on May 11, 1990, each Outside Director on such date received options to purchase 9,000 shares of Common Stock;
(b) on May 11, 1990, each Outside Director who was a member of the Executive Committee on such date received options to purchase an additional 3,750 shares of Common Stock; (c) each Outside Director who had completed three years of service as an Outside Director on or before April 30, 1992 received options to purchase 4,500 shares of Common Stock on such date; (d) each Outside Director who had completed at least three years of service as an Outside Director on May 26, 1994 (the "1994 Grant Date") was granted options to purchase 45,000 shares, provided that if the Outside Director served as Chairman on the 1994 Grant Date, the option granted was for 60,000 shares; (e) each Outside Director who had not completed three years of service as an Outside Director on the 1994 Grant Date will, on the last trading day coinciding with or immediately following the completion of such three years of service, be granted options to purchase 30,000 shares, provided that if the Outside Director serves as Chairman throughout such three-year period, such option will be for 45,000 shares; (f) for each three years of service after the 1994 Grant Date since the most recent grant of options to an Outside Director, the Outside Director will be granted options to purchase 30,000 shares, provided that if the Outside Director served as Chairman throughout such three-year period, the option will be for 45,000 shares and
(g) each person who became an Outside Director after the 1994 Grant Date or hereafter becomes an Outside Director in the future received or will receive options to purchase 30,000 shares of Common Stock on the fifteenth day after election as an Outside Director, provided that if the Outside Director is elected to serve as Chairman, the option granted will be for 45,000 shares.

     All such options are exercisable at 100% of the fair market value of the Common Stock on the date of grant and remain exercisable to the extent vested until the earliest to occur of the expiration of ten years from the date of grant, three years from cessation of service as a director due to disability, one year from cessation of service as a director due to death or three months from cessation of service as a director for any other reason. Options granted on May 11, 1990 were fully exercisable when granted. Options granted on the 1994 Grant Date were exercisable 15,000 shares on the date of grant, with the balance exercisable in three equal consecutive annual installments commencing one year from the 1994 Grant Date. All other options granted under the Outside Director Plan are or will be exercisable in three equal consecutive annual installments commencing one year from the date of grant. Notwithstanding the foregoing, all options granted under the Outside Director Plan become fully exercisable upon consummation of any business combination transaction involving the sale of all or substantially all of the assets of the Company to, or the acquisition of shares of the Company's Common Stock representing more than 50% of the votes which all stockholders of the Company are entitled to cast by, any person not affiliated with the Company, directly or indirectly, through one or more affiliates, or any other transaction or series of transactions having a similar effect.

     An aggregate 385,000 shares of Common Stock are currently reserved for issuance under the Outside Director Plan, of which 9,000 shares have been issued and 228,000 shares are subject to outstanding options.

EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information with respect to compensation paid by the Company during each of the three fiscal years ended December 29, 1996, December 31, 1995 and January 1, 1995 to the chief executive officers of the Company and the other three executive officers of the Company whose annual salary and bonus in 1996 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                       ANNUAL COMPENSATION     AWARDS         ALL OTHER
NAME AND                                               --------------------  -----------    COMPENSATION
PRINCIPAL POSITION                            YEAR     SALARY($)  BONUS($)   OPTIONS(#)        ($)(1)
------------------                          ---------  ---------  ---------  -----------  -----------------
W. Keith Stoneback (2)                        1996    $ 101,539  $       0     300,000       $  18,298(3)
  President, Chief Executive
    Officer and Director

James R. Appleby, Jr. (4)                     1996      230,918          0           0            2,190
  President, Chief Executive                  1995      281,960          0      50,000(5)         2,190
    Officer and Director                      1994      265,346     58,520      30,000(6)         2,190

Terry A. Fuller(4)                            1996      192,210          0           0           47,669(7)(8)
  Executive Vice President                    1995      186,507          0      40,000(5)        25,341(8)
    and Chief Operating Officer               1994      175,492     38,709      20,000(6)        46,102(8)(9)

Michael R. Stewart                            1996      123,119          0      50,000(10)          643
  Vice President and Chief                    1995      118,023          0      30,000(5)           643
    Financial Officer                         1994      110,528     24,380      15,000(6)           643

Davis Woodward                                1996      112,638          0      25,000(10)        1,285
  Vice President, Legal and                   1995      109,296          0      30,000(5)         1,285
    Tax Affairs                               1994       99,102     21,859      15,000(6)         1,285

------------------
 (1) Except as noted in footnotes 3 and 7-9, represents payments of premiums for certain supplementary life insurance coverage.

 (2) Mr. Stoneback joined the Company as President, Chief Executive Officer and a director in August 1996.

 (3) Includes $18,054 in moving and relocation payments made by the Company to Mr. Stoneback pursuant to the terms of his Employment Agreement.

 (4) Mr. Appleby served as President, Chief Executive Officer and a director until August 1996. Dr. Fuller served as Executive Vice President and a director until November 1996.

 (5) These options were granted in 1996 for services rendered in 1995.

 (6) These options were granted in 1995 for services rendered in 1994.

 (7) Includes $12,115 in equipment rental payments paid by the Company to Fuller Research Laboratories, a sole proprietorship owned by Dr. Fuller, pursuant to a Property Agreement between those parties.

 (8) Includes $34,213, $24,000 and $14,000 in royalties paid by the Company to Fuller Research Corporation in 1996, 1995 and 1994 respectively, pursuant to a License Agreement between those parties. Dr. Fuller is the President and principal stockholder of Fuller Research Corporation.

 (9) Includes $30,761 in lease payments by the Company to Fuller Research Laboratories pursuant to a Lease Agreement between those parties relating to certain equipment.

(10) These options were granted in 1997 for services rendered in 1996.

     The following table sets forth information with respect to options granted during the fiscal year ended December 29, 1996 to the persons named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                           AT ASSUMED ANNUAL RATES OF
                                          % OF TOTAL                                      STOCK PRICE APPRECIATION FOR
                                        OPTIONS GRANTED                                           OPTION TERM
                            OPTIONS     TO EMPLOYEES IN   EXERCISE       EXPIRATION       ----------------------------
          NAME            GRANTED(#)      FISCAL YEAR       PRICE           DATE               5%             10%
          ----            ----------    ---------------   --------   ------------------  -------------  -------------
W. Keith Stoneback           300,000(1)      58.9%        $2.0625       August 12, 2006     $389,128       $986,128
James R. Appleby, Jr.(2)      50,000          9.8           1.875     December 31, 1997        8,760         17,908
Terry A. Fuller(3)            40,000          7.8            1.25        April 18, 1997          652          1,319
Michael R. Stewart            30,000(4)       5.9            1.25       January 3, 2006       23,584         59,765
Davis Woodward                30,000(4)       5.9            1.25       January 3, 2006       23,584         59,765

------------------
(1) These options are exercisable in three equal consecutive annual installments commencing one year from the date of grant (August 12, 1996), subject to acceleration of exercisability under certain circumstances following a change in control of the Company.

(2) 10,000 of these options became exercisable on December 31, 1996 and will remain exercisable until December 31, 1997. The remainder of these options expired on December 31, 1996. The potential realizable value set forth in the table is measured with respect to the options that had not expired as of December 31, 1996 for the period through their scheduled expiration date. The potential realizable value for all 50,000 options from the date of grant through their original term, without regard to earlier expiration, would have been $58,959 and $149,413 at 5% and 10% assumed annual rates of appreciation, respectively.

(3) 8,000 of these options became exercisable on January 3, 1997 and remain exercisable until April 18, 1997. The remainder of these options expired on January 18, 1997. The potential realizable value set forth in the table is measured with respect to the options that had not expired as of January 18, 1997 for the period through their scheduled expiration date. The potential realizable value for all 40,000 options from the date of grant through their original term, without regard to earlier expiration, would have been $31,445 and $79,687 at 5% and 10% assumed annual rates of appreciation, respectively.
(4) These options are exercisable in five equal consecutive annual installments commencing one year from the date of grant (January 3, 1996), subject to acceleration of exercisability under certain circumstances following a change in control of the Company.

     The following table sets forth information with respect to options held at December 29, 1996 by the persons named in the Summary Compensation Table above. No options were exercised by such persons during the fiscal year ended December 29, 1996.

                         FISCAL YEAR-END OPTION VALUES

                                                                           VALUE OF UNEXERCISED
                                      NUMBER OF UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                            AT FISCAL YEAR END              AT FISCAL YEAR END
                                      ------------------------------  ------------------------------
                NAME                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                ----                  -------------  ---------------  -------------  ---------------
W. Keith Stoneback                              0         300,000              --              --
James R. Appleby, Jr.                     302,700         140,000              --              --
Terry A. Fuller                           135,366          97,334              --       $  10,000
Michael R. Stewart                         55,766          53,934              --           7,500
Davis Woodward                             46,666          55,534              --           7,500

EMPLOYMENT AND OTHER AGREEMENTS

     In August 1996, the Company entered into an employment agreement with W. Keith Stoneback pursuant to which Mr. Stoneback will serve as the Company's President and Chief Executive Officer through December 31, 1999 and, thereafter, for successive one-year terms absent at least three months' prior written notice of termination by either party. Mr. Stoneback's annual base salary under the agreement is $225,000, and his agreement provides that he will be eligible for a bonus of 50% of base salary pursuant to bonus programs developed by the Board of Directors based on objective criteria related to the Company's results of operations. In connection with the approval of the 1997 bonus program, as outlined below, Mr. Stoneback proposed, and the Board agreed, to reduce his bonus opportunity to 40% of base salary for 1997, to which he will be entitled if the Company achieves its 1997 operating profit goal. If Mr. Stoneback's employment is terminated by the Company without cause during the initial or any renewal term of the agreement (other than following a change in control as described below), Mr. Stoneback will be entitled to severance benefits equal to continuation of his base salary, health, disability and life insurance for a one-year period and the right to exercise options which are not then exercisable but would have become exercisable on the next anniversary of the agreement. If Mr. Stoneback's employment is terminated without cause within three months following a change in control, Mr. Stoneback will be entitled to severance benefits equal to continuation of his base salary and his health, disability and life insurance for a period of eighteen months, subject to mitigation in the last six months of such period, and the right to exercise any options granted under the agreement which are not otherwise exercisable, which options will remain exercisable during the period in which he continues to receive the aforementioned severance benefits. Mr. Stoneback was also granted options to purchase 300,000 shares of the Company's Common Stock at the market price. The Company provides long term disability insurance equal to 60% of Mr. Stoneback's base salary, a $1 million life insurance policy and automobile, vacation and other insurance benefits as are available to the Company's other senior executive officers. During the term of the agreement and for a period of one year thereafter, Mr. Stoneback is prohibited from competing with the Company in any respect, interfering with the Company's business relationships or soliciting business from the Company's customers.

     Also in August 1996, the Company entered into an agreement with James R. Appleby, Jr. pursuant to which Mr. Appleby resigned as President, Chief Executive Officer and a director of the Company, but agreed to remain available at Mr. Stoneback's request through December 31, 1996. Mr. Appleby continued to receive his base salary of $225,000 and health, disability and life insurance, together with the fringe benefits as were made available to the Company's senior executive officers, through December 31, 1996. Thereafter, for a period of one year, Mr. Appleby has received and will continue to receive as severance benefits his base salary and the continuation of his health, disability and life insurance. In addition, Mr. Appleby as of December 31, 1996 became entitled to exercise those options which were not then exercisable but which would have become exercisable by May 11, 1997, the anniversary date of his employment agreement, and all options which were exercisable as of December 31, 1996 remain exercisable through December 31, 1997.

     In November 1996, the Company and Dr. Fuller entered into an agreement pursuant to which Dr. Fuller resigned as Executive Vice President, Chief Operating Officer and a director of the Company, but agreed to remain available at Mr. Stoneback's request through January 18, 1997. Dr. Fuller continued to receive his base salary and all fringe benefits through January 18, 1997. Thereafter, in accordance with the Company's severance program, Dr. Fuller has been receiving, and will continue to receive until January 17, 1998, as severance benefits his base salary and, unless and until he becomes entitled to comparable benefits from a new employer, his health, dental and supplemental life insurance coverage. All options held by Dr. Fuller that were exercisable at January 18, 1997 remain exercisable until April 18, 1997; any options that were not exercisable at January 18, 1997 expired on that date.

     In June 1992, the Company adopted a severance benefits program for certain key employees, including Messrs. Fuller, Stewart and Woodward. Under the terms of this program, a participant whose employment is terminated by the Company other than for cause and other than following a change in control is entitled to continue receiving his then-current base salary and coverage under the medical, dental, supplemental life and supplemental disability insurance policies, if any, being provided at the time of termination for a specified period, with the obligation to provide such insurance coverage terminating in the event the participant is provided substantially the same coverage from a new employer. Each of Messrs. Stewart and Woodward is entitled to continue receiving such base salary and insurance coverage for a period of one year under the foregoing circumstances and, as noted above, Dr. Fuller was likewise entitled to receive such benefits for a one year period. In addition, if, within two years following a change in control of the Company, a participant's employment is terminated without cause or the participant resigns following (a) the relocation of his principal business location, (b) a significant reduction in the duties or responsibilities from those existing prior to the change in control or (c) a reduction in his then-current base salary, then, in any such event, the participant is also entitled to continue receiving his then-current base salary and coverage under the aforementioned insurance program (subject to the restriction described above) for a specified period. Messrs. Stewart and Woodward are entitled to continue receiving their respective base salaries for a period of 12 months under such circumstances. In addition, under such circumstances, each of Messrs. Stewart and Woodward is also entitled to continue receiving the aforementioned insurance coverages for a period of 12 months, and all unvested options which they hold become exercisable in full and all outstanding options remain exercisable for the lesser of the remaining scheduled term thereof or an extended exercise period, which is one year for options granted after December 1996 and five years for options granted before January 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Sheldon M. Bonovitz, a director of the Company and a member of the Compensation Committee, is a partner of Duane, Morris & Heckscher, which serves as the Company's primary legal counsel.

     Richard J. DePiano, the Chairman of the Board of Directors and a member of the Compensation Committee, was granted options under the Company's Equity Incentive Plan in December 1996 to purchase 75,000 shares of the Company's Common Stock at the market price in consideration for his services to the Company in pursuing and evaluating strategic business initiatives.

COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Compensation Committee, a committee of the Board of Directors composed of the three outside directors listed at the end of this report. This report reflects the Company's compensation philosophy as endorsed by the Board of Directors and the Committee and resulting compensation actions taken by the Company. The Committee makes recommendations to the Board of Directors regarding option grants and approves all other compensation awarded to the chief executive officer and the other named executive officers.

  Compensation Philosophy and Objectives

     The Company's executive compensation program has been designed to:

     o support a pay-for-performance philosophy that differentiates compensation amounts based on both corporate and individual performance;

     o provide market-competitive compensation opportunities;

     o reward executives for long-term strategic management and the enhancement of stockholder value through delivering appropriate ownership in the Company; and

     o attract top talent and retain and motivate key executives whose abilities are critical to the long-term success and competitiveness of the Company.

  Executive Compensation Components

     To meet the above-stated compensation objectives, the Company has structured a compensation program comprised of base salary, annual incentive opportunities, long-term incentive opportunities in the form of stock options and restricted stock, and benefits typically offered to executives.

     Historically, base salaries for executives were targeted to be very competitive with other technology-based companies with revenues of $50-$100 million. In 1996, the Committee determined to align base salaries to be more competitive with technology-based companies with revenues comparable to the Company's. Individual salaries are considered for adjustment annually; adjustments are based upon the general movement in external salary levels, individual performance and potential, and/or changes in duties and responsibilities. Excluding the chief executive officer, whose compensation is discussed in greater detail below, the base salary increases for the named executives effective for 1996 averaged 3.4%.

     The annual incentive awards, as governed by the Executive Staff Bonus Program adopted in November 1991, were dependent primarily upon the financial performance of the Company relative to pre-established targets and secondarily on the personal performance of the executive. Specifically, executives were eligible to receive a bonus (the "Bonus Opportunity") calculated as a percentage of their base salaries. The percentage of base salary which determined the Bonus Opportunity was determined by multiplying the percentage of budgeted operating income attained at year-end by a percentage, based on the executive officer's position, ranging from 30% to 50%. Of the Bonus Opportunity, 60% was paid if the Company attained at least 70% of the budgeted operating income and 40% was payable at the discretion of the Committee, in consultation with the chief executive officer, based on an assessment of the personal performance of the executive during the year. The Committee, without the chief executive officer's consultation, assessed the personal performance of the chief executive officer. The budgeted operating income goal was reviewed and approved by the Board of Directors at the beginning of the fiscal year. For 1996, the Committee did not award any bonuses to the named executives under the Executive Staff Bonus Program due to the Company's overall performance and as part of the Company's continuing effort to reduce expenditures.

     Effective for 1997, the Company has adopted a new bonus program which is based entirely on objective criteria. Under this program, certain management personnel, including executive officers, will be entitled to a bonus only if the Company achieves 100% of its budgeted 1997 operating income. The amount of the bonus will be a percentage of base salary that is fixed based on the participant's position.

     The long-term incentive opportunities are designed to link the interests of the executive with those of the stockholders. Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. The value of these stock options is tied to the future performance of the Company's stock.

  Chief Executive Officer Compensation

     The specific compensation actions for Mr. Appleby were as follows:

     o No bonus was awarded for services rendered in fiscal year 1996.

     o Mr. Appleby received a grant of options to purchase 50,000 shares on March 4, 1996 based on services rendered for fiscal year 1995.

     o Effective on January 30, 1996, Mr. Appleby's base salary was reduced from $281,960 to $225,000.

     While external market conditions continue to contribute to the Company's overall performance, the Committee determined to reduce Mr. Appleby's base salary to a level which it believed to be more competitive with compensation levels for companies with revenue levels comparable to those of the Company. For the same reasons, coupled with the Company's continuing effort to reduce expenditures, no bonus was awarded for 1996. As noted above, Mr. Appleby resigned as President, Chief Executive Officer and a director in August 1996.

     Pursuant to his employment agreement, Mr. Stoneback is entitled to an annual base salary of $225,000 and was granted options to purchase 300,000 shares of Common Stock at the market price. Mr. Stoneback was originally entitled to a bonus of 50% of his base salary under a bonus program to be developed by the Company based on achieving objective operating targets, although he proposed, and the Board agreed, to reduce his bonus opportunity for 1997 to 40% of base salary as part of the final approval of the 1997 bonus program described above.

     The Committee believes that Mr. Stoneback's initial base salary and option grant represent a competitive compensation package that was designed to attract a highly qualified chief executive officer with a strong marketing background. At the same time, the Committee believes that it limited the Company's cash compensation obligations, consistent with the Company's operating expense reduction efforts, while providing a strong incentive to improve the Company's operating results through a purely objective bonus program.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code placed limits on corporate tax deductibility for compensation paid to certain executive officers. The Compensation Committee has carefully considered the impact of this provision to the compensation awarded to those executive officers during 1996. The Committee has determined that compensation paid to executive officers under current plans would be less than the $1 million limit and, therefore, deductible for Federal income tax purposes.

     Submitted by the Compensation Committee:

Sheldon M. Bonovitz, Esq.        Richard J. DePiano        Jay L. Federman, M.D.

PERFORMANCE GRAPH

     The following graph sets forth a comparison of cumulative total return since January 1, 1992 among the Company, the Nasdaq Composite Index and a peer group selected by the Company. The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1992 in each of the Company, the Nasdaq Composite Index and a weighted index of the issuers in the peer group described below.


                                   [GRAPHIC]

              In the printed version of the document, a line graph
                     appears which depicts the plot points:


                          Surgical         NASDAQ            Peer
                       Laser Tech Inc.    Composite          Group
                       ---------------    ---------         ------
        Dec. 91              100               100             100
        Dec. 92           109.76            116.37            74.8
        Dec. 93            47.55            132.78           63.51
        Dec. 94            41.46            129.83           41.99
        Dec. 95            24.39            183.46           64.89
        Dec. 96            30.48            225.66           72.87


------------------
(1) In 1993, the Company defined its peer group for purposes of this performance graph to be all publicly traded companies with a Standard Industrial Classification Code of 3845 (electromedical apparatus) having market capitalization as of December 31, 1992 ranging from $20 million to $100 million, with the exception of three such companies--Future Medical Products, Inc., Biocontrol Technology, Inc. and Microterra, Inc.--whose performance in 1991 reflected an extreme fluctuation. Management of the Company believes that inclusion of these three companies would have reduced the meaningfulness of the comparative data presented in the performance graph. Except as noted below with respect to certain periods during which certain companies ceased independent operations or were no longer public companies, the Company continues to use as its peer group the companies that met the criteria set forth above, which are: Advanced NMR Systems, Inc., American Medical Electronics, Inc. (used through December 31, 1994), American Dental Technologies, Inc., Arrythmia Research Technology, Inc., Bio-Logic Systems Corp., Biomagnetic Technologies, Inc., Birtcher Medical Systems Inc. (used through December 31, 1994), Candela Corp., Criticare Systems Inc., Fonar Corp., Imatron Inc., Interspec Inc. (used through December 31, 1993), Laser Industries Ltd., Laser Photonics Inc. (used through December 31, 1994), Laserscope, Lunar Corporation, Medstone International Inc. (formerly Cytocare, Inc.), Non-Invasive Monitoring Systems, Inc., Q-Med, Inc., Somanetics Corporation, Trimedyne, Inc., Valley Forge Scientific Corp., Vital Heart Systems Inc. (used through December 31,
    1994), and Work Recovery, Inc.

                              CERTAIN TRANSACTIONS

     Kontron Instruments Holding N.V., which owns more than 5% of the Company's outstanding Common Stock, has affiliates that serve as the Company's distributors throughout most of Europe. During 1996, total sales by the Company to such affiliates were $433,000. Vincenzo Morelli, a director of the Company, is the Chief Executive Officer and a director of Kontron Instruments.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending December 28, 1997. The affirmative vote of the holders of a majority of the outstanding Common Stock present in person or by proxy at the Annual Meeting is required to ratify the appointment of Arthur Andersen LLP. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF SUCH APPOINTMENT. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Arthur Andersen LLP was engaged by the Company in 1988 and has audited the Company's financial statements for each fiscal year since the fiscal year ended January 1, 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the Annual Meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope which has been enclosed.

                                          By Order of the Board of Directors,
                                          Davis Woodward
                                          Secretary

Dated: April 18, 1997

                        SURGICAL LASER TECHNOLOGIES, INC.
              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 20, 1997
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints W. Keith Stoneback and Davis Woodward, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Surgical Laser Technologies, Inc., (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company's counsel, Duane, Morris & Heckscher, 4200 One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103 on Tuesday, May 20, 1997, at 10:00 A.M., local time, and at any adjournment thereof as follows:


                   (Continued and to be signed on other Side)

[X]  Please mark your
     votes as in this
     example.

                     FOR all         WITHHOLD      Nominees: Sheldon M. Bonovitz
                nominees listed     AUTHORITY                Richard J. DePiano
                   at right         to vote for              Jay L. Federman
                except as marked   the nominees              Vincenzo Morelli
                to the contrary   listed at right            W. Keith Stoneback
                      [  ]             [  ]
1. For the election
   of five directors,
   to serve until
   their successors
   are duly elected,
   as described in
   the accompanying
   Proxy Statement.

INSTRUCTIONS: To withhold authority
to vote for any individual nominee,
strike a line through that nominee's name.

2. PROPOSAL TO RATIFY appointment           FOR      AGAINST    ABSTAIN
   of Arthur Andersen LLP as the            [ ]        [ ]        [ ]
   Company's independent accountants
   for the fiscal year ending
   December 28, 1997.


   The Board of Directors recommends a vote FOR the election of the nominees listed at left and FOR proposal 2.

   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

This proxy will be voted as specified. If a choice is not specified, the proxy will be voted FOR the election of the nominees for director and FOR proposal 2.

PLEASE, MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE.

SIGNATURE                                DATE
         ---------------------------           ---------------------

------------------------------------     DATE                        , 1997
     SIGNATURE IF HELD JOINTLY                 ---------------------


Note: This proxy should be dated and signed by the stockholder exactly as his name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.